                   FIRST AMENDMENT TO SALE-PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO SALE-PURCHASE AGREEMENT (this "Amendment"), dated October 30, 1998, by and between SOUTH MIDDLESEX INDUSTRIAL PARK ASSOCIATES, L.P., a New Jersey limited partnership ("SMIPA") and SM MONROE ASSOCIATES, L.P., a New Jersey limited partnership ("SMMA"), each having an office at c/o The Taylor Simpson Group, One Rockefeller Plaza, New York, New York 10020 (SMIPA and SMMA are, collectively, "Seller"), and COPT ACQUISITIONS, INC., a Delaware corporation, having an office at c/o Corporate Office Properties Trust, 401 City Avenue, Suite 615, Bala Cynwyd, Pennsylvania 19004-1126 ("Purchaser").

                              W I T N E S S E T H :

     WHEREAS, Seller and Purchaser have entered into that certain Sale-Purchase Agreement (the "Contract"), dated as of August 20, 1998, pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller eleven properties located in the Township of South Brunswick and the Township of Monroe, County of Middlesex and State of New Jersey, as more particularly described in Schedule "1" annexed to and made a part of the Contract; and

     WHEREAS, Seller and Purchaser desire to amend the terms of the Contract as more particularly set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in the Contract and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

     1. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contract.

     2. The Warehouse Properties, to wit, those properties known as 1 South Middlesex Avenue, 21 Commerce Drive and 40 Commerce Drive, located in Middlesex County, New Jersey, and all Land, Buildings, Personal Property and other rights and interests of Seller in respect of the Warehouse Properties (collectively, the "Excluded Properties") shall be excluded from the Premises which are the subject of the sale contemplated under the Contract. In furtherance of the foregoing (a) Schedule "1" of the Contract shall be deleted therefrom and Schedule "1" annexed hereto (with the metes and bounds descriptions therefor) shall be inserted in lieu thereof and (b) wherever the term "Individual Properties" appears in the Contract, it shall mean the Office Properties and the Flex Properties, exclusive of the Warehouse Properties.

     3. Section 4(a) of the Contract shall be amended as follows:

        (a) the Due Diligence Period, as described in clause (i), is hereby terminated; and

        (b) Purchaser's right to terminate the Contract during the Due Diligence Period is void and of no further effect.

     4. (a) Section 4(b) of the Contract shall be amended so that the Closing Date shall be 10:00 a.m. on Thursday, October 30, 1998. All other provisions of
Section 4(b) shall be applicable to the Closing Date.

        (b) Concurrently upon the execution and delivery of this Amendment by and between Seller and Purchaser, Purchaser shall deliver to the Escrow Agent the amount of ONE MILLION AND 00/100 ($1,000,000) DOLLARS (the "Supplemental Downpayment"), by a bank wire transfer, intrabank transfer, or other electronic transfer of immediately available funds to an account designated by Escrow Agent, which amount shall be held in escrow by Escrow Agent in the same manner as the Downpayment is required to be held under the Contract and shall be deemed to be part of such Downpayment. Purchaser shall cause Escrow Agent to send Seller written notice via telecopier confirming receipt of the Supplemental Downpayment. If (x) the Supplemental Downpayment is not paid by Purchaser to the Escrow Agent as aforesaid or (y) such notice is not received by Seller within two (2) business days after the execution and delivery of this Agreement, Seller may terminate this Agreement effective upon the sending of notice to Purchaser by telecopier (notwithstanding the notice provisions of Section 23) or as otherwise provided in Section 23, whereupon the Downpayment, and Supplemental Downpayment (if Purchaser shall have delivered the Downpayment and Supplemental Downpayment to Escrow Agent), shall be returned to Purchaser. Notwithstanding the foregoing provisions of this Paragraph 4(b), the termination right of Seller set forth in the immediately preceding sentence, and Purchaser's obligation to deliver the Supplemental Downpayment, shall be void and of no effect if the Closing shall occur during the two (2) business day period referenced in such sentence. If the Closing shall occur, Seller shall be entitled to receive the Downpayment and Supplemental Downpayment, and all interest accrued thereon, if any, and such interest shall be credited against the portion of the Purchase Price payable pursuant to Section 2(b) of the Contract.

     5. Section 2 of the Contract shall be amended so that the Purchase Price shall be THIRTY-ONE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100
($31,250,000.00) DOLLARS, subject to adjustment as provided herein and in the Contract.

     6. (a) At Closing, Seller shall deliver to Purchaser a lease agreement in the form annexed hereto as Exhibit "A" (the "Substitute Lease") pursuant to which Seller shall lease from Purchaser certain premises to be designated by Purchaser on the second floor of 104 Interchange Plaza (the "Substitute Space"), which lease shall provide, inter alia, as follows: (i) upon delivery of the lease to Purchaser, Seller shall deposit with Purchaser the aggregate amount of $268,521 which shall be held by Purchaser as security in respect of the obligation to pay base rent under the Substitute Lease; (ii) Purchaser, as landlord under the Substitute Lease, shall be entitled to draw upon said security in equal monthly installments on the first (1st) of each month during the nine (9) month period immediately following the Closing (it being understood that if the Closing occurs on a date other than the first (1st) of the month Purchaser shall be entitled to draw a pro rated amount at the Closing in respect of the remaining portion of the month in which the Closing occurs); (iii) except for such right to draw upon such security as set forth in the preceding clause
(ii), Purchaser shall have no right to receive from Seller, and Seller shall have no obligation to pay Purchaser, any payment of base rent, additional rent or any other amount whatsoever (other than as expressly set forth in the parenthetical exception in clause (vi) below) in respect of the Substitute Lease or the Substitute Space, it being expressly agreed that Seller's sole obligation (other than as expressly set forth in the


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

parenthetical exception in clause (vi) below) in respect of the Substitute Space and the Substitute Lease shall be to deposit the security with Purchaser as described in clause (i) above; (iv) the Substitute Lease shall expire and be of no further force and effect upon the earlier of (x) nine (9) months from the date thereof, or (y) the effective date of termination of the Substitute Lease as set forth in written notice from Purchaser to Seller, or (z) at such time as Purchaser shall receive the aggregate amount of $268,521 from Seller, or from any party which now is or hereafter becomes obligated to pay rent in respect of the Substitute Space (or any of such party's affiliates), in respect of base rent attributable to the Substitute Space during the remaining term of the Substitute Lease; (v) Purchaser shall obtain and maintain during the term of the Temporary Lease, comprehensive general liability insurance in the amount of at least $5,000,000 combined single limit per occurrence and in the aggregate naming Seller as additional insured; and (vi) Purchaser shall indemnify Seller for any and all liability whatsoever (including, without limitation, reasonable attorneys fees and disbursements) which Seller may incur in respect of the Substitute Space and the Substitute Lease after the Closing (except to the extent caused by Seller at the Premises during its possession thereof), it being understood and agreed that the delivery of the Substitute Lease by Seller to Purchaser is an accommodation to Purchaser and that the parties intend that Seller shall have no liability whatsoever in connection therewith except for the payment of security as aforesaid; and (vii) if, upon the expiration or termination of the Substitute Lease, there shall be any remaining security held by Purchaser under the Substitute Lease, it shall remit same to Seller within ten (10) days after such expiration or termination. The provisions of this paragraph 6(a) shall survive the Closing.

        (b) At Closing, Seller shall deliver to Purchaser a lease agreement in the form annexed hereto as Exhibit "B" (the "SSI Lease") pursuant to which Seller shall lease from Purchaser certain premises located at, on or proximate to 47 Commerce Drive to be designated by Purchaser (the "SSI Space"), which lease shall provide, inter alia, as follows: (i) upon delivery of the lease to Purchaser, Seller shall deposit with Purchaser the aggregate amount of $81,386 which shall be held by Purchaser as security in respect of the obligation to pay rent under the SSI Lease; (ii) Purchaser, as landlord under the SSI Lease, shall be entitled to draw upon said security in equal monthly installments on the first (1st) of each month during the twelve (12) month period immediately following the Closing (it being understood that if the Closing occurs on a date other than the first (1st) of the month
Purchaser shall be entitled to draw a pro rated amount at the Closing in respect of the remaining portion of the month in which the Closing occurs);
(iii) except for such right to draw upon such security as set forth in the preceding clause (ii), Purchaser shall have no right to receive from Seller, and Seller shall have no obligation to pay Purchaser, any payment of base rent, additional rent or any other amount whatsoever (other than as expressly set forth in the parenthetical exception in clause (vi) below) in respect of the SSI Lease or the SSI Space, it being expressly agreed that Seller's sole obligation (other than as expressly set forth in the parenthetical exception in clause (vi) below) in respect of the SSI Space and the SSI Lease shall be to deposit the security with Purchaser as described in clause (i) above; (iv) the SSI Lease shall expire and be of no further force and effect upon the earlier of (x) twelve (12) months from the date thereof, or (y) the effective date of termination of the SSI Lease as set forth in written notice from Purchaser to Seller, or (z) at such time as Purchaser shall receive, from Somfy Systems, Inc. the first payment of increased base rent resulting from the expansion of its premises pursuant to Amendment No. 2 dated March 1, 1998; (v) Purchaser shall obtain and maintain during the term of the Temporary Lease, comprehensive general liability insurance in the amount of at least $5,000,000 combined single limit per occurrence and in the aggregate naming Seller as additional insured; and (vi) Purchaser shall indemnify
Seller for any and


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

all liability whatsoever (including, without limitation, reasonable attorneys fees and disbursements) which Seller may incur in respect of the SSI Space and the SSI Lease after the Closing (except to the extent caused by Seller at the Premises during its possession thereof), it being understood and agreed that the delivery of the SSI Lease by Seller to Purchaser is an accommodation to Purchaser and that the parties intend that Seller shall have no liability whatsoever in connection therewith except for the payment of security as aforesaid; and (vii) if, upon the expiration or termination of the SSI Lease, there shall be any remaining security held by Purchaser under the SSI Lease, it shall remit same to Seller within ten (10) days after such expiration or termination. The provisions of this paragraph 6(b) shall survive the Closing.

     7. The Acceptable Agreements referenced in Section 11(c) of the Contract, being those Contracts which Seller shall assign to Purchaser and which Purchaser shall assume at the Closing pursuant to Assignment and Assumption of Licenses and Acceptable Agreements, are listed in Schedule "2" annexed hereto.

     8. In no event shall Purchaser or any of its agents, employees or contractors, or any person or entity affiliated in any manner with any of the foregoing, be permitted at any time after the Closing to derive any income from any use of the name "CenterPoint at 8A", it being understood that such name is and shall remain the sole property of Seller and Seller shall suffer irreparable harm in connection with any such use. The foregoing shall not preclude Purchaser from using, free of charge, the name "CenterPoint at 8A" in describing the location of the Premises (i) on letterhead or in any other business materials used by Purchaser; or (ii) in marketing or promotional materials in respect of the Premises (including, without limitation, such materials as may be given to prospective tenants and purchasers of the Premises). The provisions of this Paragraph 8 shall survive the Closing.

     9. (a) At the Closing, Seller shall deliver to and deposit with the Title Company, as escrow agent (the Title Company, in its capacity as escrow agent hereunder, is hereinafter referred to as the "Escrow Agent"), the following sums (the "Escrowed Funds"), which amounts shall be segregated and maintained by the Escrow Agent in separate accounts:

            (i) ONE MILLION THREE HUNDRED THOUSAND AND 00/100 ($1,300,000.00)
                DOLLARS, in respect of costs and expenses (including, without limitation, all hard and soft costs relating to construction, all commissions and other compensation due to brokers or others and all legal, architectural, engineering and other professional costs) (collectively, the "Somfy Costs") associated with the proposed expansion of 47 Commerce Drive which is currently occupied by Somfy Systems, Inc. ("SSI"), as referred to in Schedule "9" of the Contract (the "Somfy Expansion"), which sum shall be held by the Escrow Agent in accordance with the terms of the Escrow Joinder among Seller, Purchaser and Escrow Agent annexed hereto and made a part hereof as Exhibit "C." Purchaser shall maintain reasonably detailed books and records with respect to all monies expended by Purchaser in connection with the Somfy Expansion so that the amount and nature of all of such expenditures are readily identifiable. Seller shall be entitled to inspect such books and records of Purchaser in the manner prescribed by Section 22(a) of the Contract. It is expressly agreed that Seller shall have no obligation or liability whatsoever for any Somfy Costs incurred at any time by Purchaser or any of Purchaser's affiliates, agents, employees, contractors and/or subcontractors, whether or not the Somfy Costs shall exceed the amount set forth above in this clause (i), it being further expressly agreed that Purchaser shall be solely responsible for the Somfy Expansion and all Somfy Costs of whatever nature and whenever incurred and that Purchaser shall and does indemnify and hold harmless Seller from and against all liability arising out of the acts or omissions of Purchaser, it agents, employees, contractors or affiliates in respect of the Somfy Expansion and the Somfy Costs. Within five
               (5) business days after Seller's written request therefor, Purchaser shall give Seller written notice as to (x) whether or not SSI has taken occupancy of all or part of the expanded space which is the subject of the Somfy Expansion, and/or (y) the date of substantial completion of the Somfy Expansion. In no event shall Purchaser use any of the funds referenced in this clause
               (i) to pay Somfy Costs to any party which is an affiliate of Purchaser except to the extent the amount payable to such party does not exceed the reasonable and customary charges in the industry for the work or materials in question.

          (ii) ONE HUNDRED SIXTY-EIGHT THOUSAND FIVE HUNDRED NINETY SEVEN AND 00/100 ($168,597.00) DOLLARS, in respect of the obligation on the part of Matrix Realty, Inc. ("Matrix") to pay base rent pursuant to a certain Lease Agreement between SMIPA, as lessor, and Matrix, as lessee (the "Matrix Lease"), for certain premises located at 3 Centre Drive, which sum shall be held by the Escrow Agent in accordance with the terms of the Escrow Joinder among Seller, Purchaser and Escrow Agent annexed hereto and made a part hereof as Exhibit "D."

         (iii) ONE HUNDRED FIFTEEN THOUSAND AND 00/100 ($115,000.00) DOLLARS in respect of certain discrepancies in the calculation of closing adjustments pertaining to (A) security deposits, (B) operating expense escalation payments under Leases and (C) prepaid rents, which discrepancies the parties intend to resolve in good faith, with appropriate payments out of such funds to be made to Seller or Purchaser, as the case may be, within sixty (60) days from the Closing. The foregoing sum shall be held by the Escrow Agent in accordance with the terms of the Escrow Joinder among Seller, Purchaser and Escrow Agent annexed hereto and made a part hereof as Exhibit "J".


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

        (b) The Escrowed Funds shall be allocated and funded from the Purchase Price and shall be delivered to the Escrow Agent at the Closing and maintained in interest bearing accounts or money market funds in Jefferson Bank, Philadelphia, Pennsylvania in which the principal balances do not fluctuate in value, it being expressly understood that Purchaser shall be solely responsible to replace promptly any portion of the principals of any of the Escrowed Funds which are reduced due to investment loss or otherwise.

        (c) The provisions of this Paragraph 9 and Exhibits C and D shall survive the Closing.

    10. Section 26 of the Contract is hereby deleted in its entirety.

    11. Purchaser shall have no obligation to deliver at the Closing any such easements as are described in Section 27(b) of the Contract.

    12. (a) Seller shall deliver to the Title Company at the Closing a title affidavit in the form annexed hereto as Exhibit "E".

        (b) Seller shall deliver to Purchaser at the Closing a letter from Bollerman Real Estate Services in the form annexed hereto as Exhibit "G".

    13. At the Closing, Seller shall deliver to Purchaser, to the extent in Seller's possession and control and not located at the Premises, (a) the form lease used by Seller at the Premises (both in hard paper copy and on computer disk) and (b) Seller's management records located at the Premises with respect to the billing of rent and additional rent to tenants at the Premises, including, without limitation, (i) annual reconciliation of estimated additional rent charges for 1997; (ii) the latest available year-to-date expense statements for the Individual Properties; and (iii) property management budgets for the Individual Properties for each of 1997 and 1998.

    14. Section 3(h) of the Contract shall be amended as follows:

        (a) by amending and restating the first sentence of clause (i) thereof to read as follows: "Seller shall be responsible for all commissions pertaining to Leases entered into prior to the Closing without regard to whether the same shall be payable before or after the Closing.";

        (b) by adding the following at the end of clause (i): "At the Closing, Seller shall furnish to Purchaser evidence of payment of all commissions for which Seller is responsible under this clause (i).";

        (c) Section 3(h)(ii) shall be deleted and the following shall be inserted in lieu thereof:

            "With respect to Leases, Purchaser shall be responsible for (1) the payment of the entire amount of those leasing commissions (x) that accrue and become due and owing subsequent to Closing and
            (y) which are required to be paid by the owner pursuant to the commission agreements specifically listed on Exhibit "F" attached


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

            hereto and (2) the payment of leasing commissions other than those payable pursuant to such agreements with respect to Leases to the extent such other leasing commissions (A) accrue and become due and owing subsequent to the Closing and (B) do not exceed five (5%) percent of the total base rent due under any particular lease in question, it being agreed that any such commissions in excess of such amount shall be the sole responsibility of Seller, which obligation shall survive the Closing. The foregoing provision of this Paragraph 3(h)(ii) shall be without limitation to Seller's obligations under Paragraph 3(h)(i). Purchaser agrees to indemnify and hold Seller and Seller's Affiliates harmless from any and all claims, demands, causes of action, losses, damages, liabilities, and costs and expenses (including, without limitation, reasonable attorney's fees and disbursements), suffered or incurred by Seller or any of Seller's Affiliates arising out of or in connection with claims for any commissions which are Purchaser's responsibility to pay under this Paragraph 3(h)(ii)."; and

        (d) The following shall be added as new Section 3(h)(iii):

            "(iii) The provisions of this Paragraph 3(h) shall survive the Closing."

    15. Section 10(a) of the Contract shall be amended by adding the following clauses (v) and (vi):

        "(v) Seller shall execute and deliver to Purchaser an easement, in the form annexed hereto as Exhibit "H", granting Purchaser, as owner of 101 Interchange Plaza (Master Plan Parcel 24), the right to use the existing sanitary sewer line, if any, located on Master Plan Parcel 35 (Block 8.01; Lot 3.012).

        "(vi) Seller shall execute and deliver to Purchaser an easement, in the form annexed hereto as Exhibit "I", granting Purchaser, as owner of 104 Interchange Plaza (Master Plan Parcel 34), the right to drain water into that certain fifty foot drainage easement located on Master Plan Parcel 25 (Block 8; Lot 3.013).

    16. To the extent that Seller or any of its affiliates, under a recorded Deed of Declaration Protective Covenants (or deed restriction, restrictive covenant, or other like instrument) affecting the Premises, has the right pursuant thereto to approve any matter affecting the Premises from and after the Closing during the period of Purchaser's ownership thereof, Seller shall render its approval or disapproval in good faith and on a reasonable basis in the context of the overall development of the properties affected by such Deed of Declaration Protective Covenants (or deed restriction, restrictive covenant, or other like instrument) including, without limitation, the development of such properties which are owned by Seller and or its affiliates.

    17. In the event of any conflict or inconsistency between any provision of the Contract and any provision of this Amendment, the provisions of this Amendment shall govern and control.


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    18. Except as amended hereby, the Contract is hereby reinstated and affirmed and shall continue unmodified and in full force and effect.

    IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.


ATTEST:                                  SELLER:


                                         SOUTH MIDDLESEX INDUSTRIAL
                                          PARK ASSOCIATES, L.P.

                                         By:      MR Realty Associates, L.P.,
                                                  General Partner

                                         By:      Rockmid Realty, Inc.,
                                                  General Partner

                                         By: /s/ Henry R. Taylor
----------------------------                -------------------------
         Secretary                          Henry R. Taylor,
                                            Vice President


                                         SM MONROE ASSOCIATES, L.P.

                                         By:      SM Associates, L.P.,
                                                  General Partner

                                         By:      Monroe Realty, Inc.,
                                                  General Partner


                                         By: /s/ Henry R. Taylor
----------------------------                -------------------------
         Secretary                          Henry R. Taylor,
                                            Vice President


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


ATTEST:                                  PURCHASER:


                                         COPT ACQUISITIONS, INC.,
                                         Purchaser

                                         By:
----------------------------                -------------------------
         Secretary                          Clay W. Hamlin, III,
                                            President


Solely for the purpose of agreeing to
Section 9 of this Amendment and the
provisions of the Escrow Joinder
Agreements, annexed hereto as Exhibits C and D.



COMMONWEALTH LAND TITLE INSURANCE COMPANY


By:
   --------------------------------------
   Name:
   Title:


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